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                                                               EXHIBIT 23.18

                    [Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

March 27, 1997



Board of Directors
PHH Corporation
11333 McCormick Road
Hunt Valley, MD  21031

Re:   Proxy Statement of PHH Corporation

Gentlemen and Madame:

Attached is our opinion letter dated March 27, 1997 with respect to the fairness to the holders (the "Holders") of the outstanding shares of common stock without par value (the "Shares"), of PHH Corporation (the "Company"), other than HFS Incorporated ("HFS"), Mercury Acq. Corp. ("Mercury") or any other wholly-owned subsidiary of HFS, of the Exchange Ratio to be received by the Holders pursuant to the Agreement and Plan of Merger dated as of November 10, 1996 among HFS, Mercury and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY - Financial Advisors to PHH" and "THE MERGER - Background of the Merger; Reasons of PHH for the Merger; Recommendation of the PHH Board; PHH Financial Advisors" and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
---------------------------------
GOLDMAN, SACHS & CO.